EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of IDM Pharma, Inc. for the registration of up to $30,000,000 of common shares to be sold on a delayed or continuous basis and to the incorporation by reference therein of our report dated March 7, 2005 with respect to the consolidated financial statements of Immuno-Design Molecules, S.A. as of December 31, 2004 and for the two years in the period ended December 31, 2004 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ JEAN-YVES JEGOUREL
Ernst & Young Audit represented by
Jean-Yves Jégourel, Partner
Paris, France
May 10, 2007